Exhibit 10.21

OMNIMMUNE CORP.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the date indicated below (the “Effective Date”) between OMNIMMUNE CORP., a Texas corporation (“Omnimmune”), and Mark Germain, a resident of the State of New York (“Consultant”).  Omnimmune and Consultant are sometimes collectively referred to in this Agreement as the “Parties.”

OMNIMMUNE CORP.

Authorized Signature: /s/ Harris A. Lichtenstein

Printed Name:  Harris A. Lichtenstein, Ph.D.

Position:  President

Address:

4600 Post Oak Place, Suite 352
Houston, TX 77027

Telephone No.: (713) 622-8400
Facsimile No.: (713) 626-7566

CONSULTANT Authorized Signature: /s/ Mark S. Germain Printed Name: Mark Germain	Address: 15 Bank Street, Apt. 102-I White Plains, NY 10606

EFFECTIVE DATE:   March 1, 2008

ADDITIONAL TERMS AND CONDITIONS OF THIS AGREEMENT BEGIN ON THE FOLLOWING PAGE.

TERMS AND CONDITIONS

Omnimmune wishes to engage Consultant to provide certain Services (defined below) to Omnimmune, and Consultant wishes to provide the Services to Omnimmune, all pursuant to the terms and conditions set forth in this Agreement;

In consideration of the benefits they will each receive as a result of the relationship created by this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by this Agreement, hereto hereby agree as follows:

1. Definitions.  The following are the definitions for certain defined terms used in this Agreement:

(a)
“Proprietary Information” shall mean any and all proprietary technical and nontechnical data, information, agreements, documents or other property of Omnimmune or any affiliate thereof, other than “Trade Secrets,” and proprietary rights thereto, which is of tangible or intangible value to Omnimmune or any affiliate thereof and is not public information or is not generally known or available to Omnimmune's competitors, but is known only to Omnimmune or its affiliates and their employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended, including, without limitation, all business methods, practices and concepts; business and financial information and records, including, without limitation, accounting records, tax returns, financial statements, projections, forecasts or other budgets, other financial data or plans, business plans and strategies; product plans, customer lists and other customer-related information; vendor or supplier lists and other vendor or supplier-related information; computer or data base files; passwords or other access codes; software and operating code or source code relating thereto; any and all contractors, subcontractors; inventions and invention-related reports, analyses, notes, interpretations, formulae, processes, and patent applications, and the proprietary rights thereto; the terms of this Agreement and any other agreement between the Parties.

(b)
“Trade Secrets” shall mean Proprietary Information (including, but not limited to a business information, technical or non-technical data, formulas, patterns compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers) that:  (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  To the extent that applicable law mandates a definition of “trade secret” inconsistent with the foregoing definition, then the foregoing definition shall be construed in such a manner as to be consistent with the mandated definition under applicable law.

2. Services.  Consultant hereby agrees during the “Term” (as defined in Section 5) to perform the “Services” set forth in Schedule A to this Agreement.  Consultant agrees to perform the Services in a diligent, timely, effective and professional manner.  Consultant agrees to provide Omnimmune with periodic information regarding the status of and progress with respect to the Services, as and to the extent reasonably requested by Omnimmune as described on Schedule A.

3. Restrictive Covenants.

(a)
Nondisclosure.  Consultant acknowledges that he may be exposed to certain Proprietary Information and Trade Secrets and the proprietary rights thereto during the Term, and his unauthorized use or disclosure of such information, data or rights could cause immediate and irreparable harm to Omnimmune.  Accordingly, except to the extent that he is required to use such information or data to perform his obligations as a consultant of Omnimmune,  Consultant agrees that he shall not (and shall take full responsibility for ensuring that none of his agents), without the express and duly authorized written consent of Omnimmune, which consent may be withheld, delayed, denied or conditioned in Omnimmune’s sole and absolute discretion, use or modify for use, directly or indirectly in any way for any Person, any Proprietary Information or Trade Secrets or the proprietary rights thereto, during the term of this Agreement and following the termination of this Agreement.  Consultant agrees that any Proprietary Information or Trade Secrets or the proprietary rights thereto shall remain the exclusive property of Omnimmune, and Consultant shall not have any ownership interest therein. In addition, except to the extent he is required to use such information or data to perform his obligations as an independent contractor of Omnimmune, Consultant agrees that he shall not (and shall take full responsibility for ensuring that none of his agents), without the express and duly authorized written consent of Omnimmune, redistribute, market, publish, disclose or divulge to any other Person, (i) any of Omnimmune's Proprietary Information and proprietary rights thereto during the Term and for a period of three (3) years immediately thereafter; and (ii) any of Omnimmune's Trade Secrets and proprietary rights thereto at any time during which such information shall constitute a Trade Secret (whether before, during or after termination of this Agreement).

(b)
Limitation on Solicitation of Personnel. During the Term and for a period of three (3) years immediately thereafter, Consultant shall not, directly or indirectly, alone or in conjunction with any other person, solicit any employee, other personnel or independent contractor of Omnimmune (a “Protected Person”) for the purpose of encouraging such Protected Person to sever an employment, contractual or other relationship with Omnimmune or (iii) hire or otherwise retain a Protected Person to perform services of a nature substantially similar to that which such Protected Person performed for Omnimmune within a three (3) year period prior to any such hiring or engagement.

4. Term.  Unless terminated earlier as provided below, the term of Consultant's relationship with Omnimmune pursuant to this Agreement (the “Term”) shall commence as of the Effective Date and continue for an initial period of time as set forth on Schedule B (the “Initial Term”).  Notwithstanding anything to the contrary in this Agreement, Omnimmune may terminate the Term  immediately “for cause” following written notice and Consultant’s failure to cure the same within thirty (30) days thereafter if Consultant is in material breach of any provision of this Agreement or otherwise has engaged in conduct that poses a material risk to Omnimmune or its customers. References in this Agreement to “Term” shall refer to the Initial Term and any and all Renewal Terms.

5. Independent Contractor Relationship.  Consultant shall perform the Services under the general direction of Omnimmune but Consultant shall determine, in Consultant's sole discretion, the manner and means by which the Services are accomplished.  The Parties expressly agree that Consultant's relationship with Omnimmune and each of its affiliates during the Term shall be that of an independent contractor, and under no circumstances shall Consultant, or any of Consultant's employees or agents, be deemed an employee, partner, agent or joint venture of Omnimmune or any of its affiliates.

6. Payment for Services.  The compensation to be paid by Omnimmune to Consultant is set forth on Schedule C to this Agreement (the “Compensation”).  The Compensation shall constitute Consultant's sole compensation for performing the Services for Omnimmune.  Schedule C also sets forth any arrangements between Omnimmune and Consultant with respect to expenses that are to be borne by Omnimmune or with respect to which Consultant may seek reimbursement. Consultant agrees to give Omnimmune at least fifteen (15) days prior notice of any travel expenses with respect to which Consultant seeks reimbursement (to the extent such reimbursement is permitted by Schedule C).

7. Indemnity.  Omnimmune agrees to indemnify, defend and hold harmless Consultant, and its officers, directors, employees, and agents from and against any claims, demands, investigations, suits or actions for any and all liabilities, losses, damages, penalties, costs or expenses (including without limitation court costs, legal fees, awards or settlements) arising out of or in connection with this Agreement and the performance by Consultant of its duties hereunder; provided, however, that Omnimmune’s indemnity obligations under this Section will not apply to the extent arising directly from Consultant’s gross negligence or willful malfeasance.

8. Remedies.

(a)
Tolling.  Consultant hereby expressly acknowledges and agrees that in the event the enforceability of any of the terms of this Agreement shall be challenged in court or pursuant to arbitration and Consultant is not enjoined (either temporarily or permanently) from breaching any of the restraints set forth in this Agreement, then if a court of competent jurisdiction or arbitration panel finds subsequently that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

(b)
Ancillary Provisions.  Section 3 of this Agreement and this Section 8 shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of Consultant against Omnimmune, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Omnimmune of such Sections.

9. Binding Effect and Assignability.  The rights and obligations of Omnimmune under this Agreement shall inure to the benefit of and shall be binding upon any affiliates, successor or assign of or to the business of Omnimmune.  Neither this Agreement nor any rights or obligations of Consultant shall be transferable or assignable by Consultant without Omnimmune's prior written consent, and any attempted transfer or assignment hereof by Consultant not in accordance herewith shall be null and void.

10. Severability.  All Sections, sub-Sections, paragraphs, terms and provisions of this Agreement are severable, and the unenforceability or invalidity of any of the terms, provisions, Sections, sub-Sections or paragraphs of this Agreement shall not affect the validity or enforceability of the remaining terms, provisions, Sections, sub-Sections or paragraphs of this Agreement, but such remaining terms, provisions, Sections, sub-Sections or paragraphs shall be interpreted and construed in such a manner as to carry out fully the intention of the Parties.

11. Captions and Counterparts.  The Section headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation hereof.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

12. Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served or if telecopied (if telecopied on a business day and during business hours at the place of receipt and if receipt is confirmed) three (3) days after mailed if mailed by reputable international overnight delivery service, postage prepaid and in any event addressed to the address set forth in the signature clause to this Agreement or to such other address as shall be designated by written notice issued pursuant hereto.

13. Recovery of Attorney's Fees.  In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party's reasonable costs and attorney's fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

14. Waiver.  The waiver by any party to this Agreement of a default or breach of any Section, sub-Section or provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent default or breach of the same or of a different Section, sub-Section or provision by any party hereto.

15. Governing Law.  It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with and under and pursuant to the laws of the State of Texas, United States of America.

16. Entire Agreement.  This Agreement contains the complete agreement concerning the arrangement between Omnimmune and Consultant as of the date hereof.

17. Schedules.  Attached to this Agreement and incorporated herein by reference are three schedules, A (Services), B (Term), C (Compensation).

SCHEDULE A
SERVICES

Consultant is to provide the following services (the “Services”), as requested by Omnimmune from time to time during the course of this Agreement:  Consult, advise and otherwise assist Omnimmune and its management in connection with various matters related to Omnimmune’s business operations, including, without limitation, clinical trials, product development, financings, whether debt or equity, third party transactions and various compliance matters.

SCHEDULE B
TERM

(1)	All work will be performed under the direction of Omnimmune’s President.

(2)
This Agreement shall commence on March 1, 2008 and shall continue for a period of ten (10) years, through and including February 28, 2018.  This Agreement shall be automatically renewed for successive one year periods unless terminated in writing by either party on no less than 30 days advance written notice.

(3)
Consultant shall perform the Services under the general direction of the President, but Consultant shall determine, in Consultant's sole discretion, the manner and means by which the Services are accomplished.  Consultant is an independent contractor and is not an agent or employee of Omnimmune and has no authority under this contract to bind Omnimmune by contract or otherwise.  Insomuch as Consultant is not an employee of Omnimmune, and therefore Omnimmune will not retain any withholding or other employee taxes and Omnimmune will not provide any employee benefits, including but not limited to medical or dental insurance, vacation pay, or sick pay.

SCHEDULE C
COMPENSATION

(1)
Monthly Fee.  Consultant agrees to provide services to Omnimmune, as more fully described in Schedule A, at the direction of Omnimmune’s President.  In exchange, Omnimmune will pay Consultant Ten Thousand Dollars ($10,000) on a monthly basis (the “Monthly Fee”).  It is contemplated that Consultant shall provide no less than 10 hours per month in the performance of the Services.

(2)
Revenue Percentage Payment.  In the event that the Company (a) initiates one or more transactions with one or more third parties during the Term and (b) consummates such transaction or transactions during the Term or within twenty-four (24) months from the applicable Termination Date of this Agreement, from which the Company receives any Revenues (each a “Transaction”), Consultant shall be entitled to a revenue percentage payment equal to two percent (2%) of such Revenues from each such Transaction, payable to Consultant within thirty (30) days of receipt by the Company of such Revenues and without regard to the applicable Termination Date of this Agreement (the “Revenue Percentage Payment”).

For the purposes of this Agreement, “Revenues” shall mean the consideration, if any, paid to the Company or for the Company’s benefit ( including, without limitation, (i) any lump sum payment or series of related lump sum payments from a third party in consideration for the third party acquiring an interest in the future revenues of a product or technology owned or controlled by the Company, and (ii) capital contributions or other payments into partnerships or joint ventures with the Company by a partner, collaborator or other third party, whether in cash or in kind (valued at fair market value)) in exchange for the licensing, sublicensing, or transfer of technology, or to develop technology or products of, or with, the Company, including, without limitation, license fees, milestone payments and premiums paid on purchases, whether equity or debt, of the capital stock of the Company, provided, that such premiums shall include only the amount paid greater than the fair market value of such capital stock.

(3)	Payment will be due on the first day of each month during the Term.

(4)	Consultant shall be entitled to an appropriate award of stock options, to be negotiated in good faith by the parties following the execution hereof, but prior to the contemplated merger.

EXPENSES

Omnimmune shall reimburse Consultant for all of its reasonable, out-of-pocket expenses incurred in the rendition of the services hereunder, provided, however, that Consultant shall have submitted an expense report in form satisfactory to the Company with such receipts or other substantiation as reasonably required by the Company.   Notwithstanding any provision in this Agreement to the contrary, any and all expenses in excess of $3,000 shall require the prior written approval of Omnimmune’s chief executive officer or his or her designee.